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                                                                    EXHIBIT 99.p

                   TORTOISE ENERGY INFRASTRUCTURE CORPORATION

                             SUBSCRIPTION AGREEMENT

         This Agreement made _______ __, 2003 by and between Tortoise Energy Infrastructure Corporation, a Maryland corporation (the "Company"), and __________ ("Subscriber");

                              W I T N E S S E T H:

         WHEREAS, the Company has been formed for the purposes of carrying on business as a closed-end non-diversified management investment company; and

         WHEREAS, Subscriber wishes to subscribe for and purchase, and the Company wishes to sell to Subscriber, [___] common shares for a purchase price of $23.875 per share.

         NOW THEREFORE, IT IS AGREED:

         1. Subscriber subscribes for and agrees to purchase from the Company [___] common shares for a purchase price of $23.875 per share. Subscriber agrees to make payment for these shares at such time as demand for payment may be made by an officer of the Company.

         2. The Company agrees to issue and sell said shares to Subscriber promptly upon its receipt of the purchase price.

         3. To induce the Company to accept its subscription and issue the shares subscribed for, Subscriber represents that he is informed as follows:

                  (a) That the shares being subscribed for have not been and will not be registered under the Securities Act of 1933 ("Securities Act");

                  (b) That the shares will be sold by the Company in reliance on and pursuant to Section 4(2) of the Securities Act, an exemption from the registration requirements of the Securities Act for transactions by an issuer not involving any public offering;

                  (c) That the Company's reliance upon the exemption from the registration requirements of the Securities Act is predicated in part on the representation and agreements contained in this Subscription Agreement;

                  (d) That when issued, the shares will be "restricted securities" as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act ("Rule 144") and cannot be sold or transferred by Subscriber unless the shares are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

                  (e) That there currently do not appear to be any exemptions under the Securities Act or rules thereunder from the registration provisions of the Securities Act available to Subscriber for resale for the shares. In the future, certain exemptions may
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         become available, including an exemption for limited sales after one year in accordance with the conditions of Rule 144.

Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put him on notice as to restrictions on the transferability of the shares.

         4. To further induce the Company to accept his/her subscription and issue the shares subscribed for, Subscriber:

                  (a) Represents and warrants that the shares subscribed for are being and will be acquired for investment for his own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

                  (b) Agrees that any certificates representing the shares subscribed for may bear a legend substantially in the following form:

                  The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available;

                  (c) Represents and warrants that Subscriber, due to Subscriber's relationship or position with the Company or affiliates of the Company, has had access to and the opportunity to examine documents and information relating to the Company and to ask questions and receive answers regarding the Company and Subscriber's purchase of the shares; and Subscriber further represents and warrants that Subscriber has such knowledge and experience in financial and business matters that Subscriber is capable of evaluating the merits and risks of investing in the Company; and

                  (d) Consents, as one of the holders of the Company's common shares who collectively comprise all of the Company's shareholders, and pursuant to Section 23(b)(2) of the Investment Company Act of 1940, to the issuance by the Company of common shares at a price per share as set forth in the Underwriting Agreement relating to the public offering of Shares.

         5. This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

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         IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

                                       TORTOISE ENERGY
                                       INFRASTRUCTURE CORPORATION

                                       By: _____________________________________

                                       [Subscriber]

                                       _________________________________________

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